Exhibit 99.2

SEMTECH CORPORATION ANNOUNCES PROPOSED PRIVATE PLACEMENT OF $250 MILLION OF CONVERTIBLE SENIOR NOTES

CAMARILLO, CALIFORNIA OCTOBER 19, 2023 – Semtech Corporation (Nasdaq: SMTC) (the “Company” or “Semtech”) today announced that, subject to market conditions, it intends to offer $250 million in aggregate principal amount of convertible senior notes due 2028 (the “Notes”) to eligible purchasers in a private placement (the “Placement”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

Semtech intends to use the net proceeds of the Placement, together with cash on hand, in order to prepay term loans outstanding under the Company’s senior credit facilities and to pay any fees and expenses relating thereto or to the Placement.

The Notes will be senior, unsecured obligations of Semtech, and will accrue interest payable semiannually in arrears. Semtech will settle conversions by paying cash up to the aggregate principal amount of the Notes to be converted and paying or delivering, as the case may be, cash, shares of Semtech’s common stock or a combination of cash and shares of Semtech’s common stock, at Semtech’s election, in respect of the remainder, if any, of Semtech’s conversion obligation in excess of the aggregate principal amount of the Notes being converted, based on the then applicable conversion rate. The interest rate, the initial conversion rate and other terms of the Notes will be determined at the time of pricing of the Placement. The Notes will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by each of Semtech’s current and future direct and indirect wholly-owned domestic subsidiaries that guarantee Semtech’s borrowings under its senior credit facilities.

Neither the Notes, the guarantees nor the shares of Semtech’s common stock potentially issuable upon conversion of the Notes, if any, have been, or will be, registered under the Securities Act, the securities laws of any other jurisdiction or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Notes will be offered and sold only to eligible purchasers who are both qualified institutional buyers within the meaning of Rule 144A under the Securities Act and accredited investors within the meaning of Rule 501(a) under the Securities Act, in reliance on Section 4(a)(2) under the Securities Act. This news release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes or the guarantees, nor shall there be any sale of the Notes or the guarantees in any state or jurisdiction in which such offer, solicitation or sale is unlawful. No assurance can be made that the Placement will be consummated on its proposed terms or at all.

About Semtech

Semtech Corporation is a high-performance semiconductor, IoT systems, and cloud connectivity service provider dedicated to delivering high-quality technology solutions that enable a smarter, more connected, and sustainable planet. Our global teams are committed to empowering solution architects and application developers to develop breakthrough products for the infrastructure, industrial and consumer markets.

Forward-Looking and Cautionary Statements

All statements contained herein that are not statements of historical fact, including statements that use the words “will” or other similar words or expressions, that describe the Company’s future plans, objectives or goals are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors include, but are not limited to: the Company's ability to comply with the covenants under the agreements governing its indebtedness; the Company's ability to forecast and achieve anticipated net sales and earnings estimates in light of periodic economic uncertainty; the inherent risks, costs and uncertainties associated with integrating Sierra Wireless, Inc. successfully and risks of not achieving all or any of the anticipated benefits or the risk that the anticipated benefits may not be fully realized or take longer to realize than expected; the uncertainty surrounding the impact and duration of supply chain constraints and any associated disruptions; export restrictions and laws affecting the Company's trade and investments and tariffs or the occurrence of trade wars; worldwide economic and political disruptions, including as a result of inflation and the current conflict between Russia and Ukraine; tightening credit conditions related to the United States banking system concerns; competitive changes in the marketplace including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; downturns in the business cycle; decreased average selling prices of the Company’s products; the Company’s reliance on a limited number of suppliers and subcontractors for components and materials; changes in projected or anticipated end-user markets; future responses to and effects of public health crises; and those factors set forth under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2023, as such risk factors may be amended, supplemented or superseded from time to time by other reports the Company files with SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Semtech and the Semtech logo are registered trademarks or service marks of Semtech Corporation or its subsidiaries.

Sara Kesten

Semtech Corporation

(805) 480 2004

webir@semtech.com